Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form S-1 of our report dated April 27, 2026, which includes an explanatory paragraph regarding the Company’s ability to continue as going concern, relating to the financial statements of Collective Acquisition Corp. II as of February 20, 2026, and for the period from February 9, 2026 (inception) through February 20, 2026, which is contained in that Prospectus.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

April 27, 2026